AMCAP Fund, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$128,955
Class B	$ -
Class C	$ -
Class F	$18,417
Total	$147,372
Class 529-A	$2,921
Class 529-B	$ -
Class 529-C	$ -
Class 529-E	$97
Class 529-F	$114
Class R-1	$ -
Class R-2	$ -
Class R-3	$2,818
Class R-4	$3,045
Class R-5	$4,934
Total	$13,929

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1550
Class B	$0.0000
Class C	$0.0000
Class F	$0.1574
Class 529-A	$0.1476
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0825
Class 529-F	$0.1884
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0776
Class R-4	$0.1424
Class R-5	$0.2121

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	854,563
Class B	59,386
Class C	85,625
Class F	124,086
Total	1,123,660
Class 529-A	21,320
Class 529-B	4,295
Class 529-C	6,926
Class 529-E	1,247
Class 529-F	664
Class R-1	2,189
Class R-2	21,580
Class R-3	37,188
Class R-4	27,419
Class R-5	25,238
Total	148,066

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.29
Class B	$19.59
Class C	$19.46
Class F	$20.20
Class 529-A	$20.25
Class 529-B	$19.65
Class 529-C	$19.67
Class 529-E	$20.07
Class 529-F	$20.26
Class R-1	$19.80
Class R-2	$19.79
Class R-3	$20.08
Class R-4	$20.22
Class R-5	$20.35